Note: Data in this release correspond to ASH Abstract 904.

Follow-up Results of Phase 2 Study of Investigational Agent, Ibrutinib, Suggest High and Durable Responses in Relapsed/Refractory Mantle Cell Lymphoma

Data Presented at American Society of Hematology Annual Meeting

Atlanta, December 11, 2012 -- (PR Newswire)—Pharmacyclics, Inc. (NASDAQ: PCYC) today announced follow-up findings from an ongoing, open-label, Phase 2 single-agent study suggesting that in patients with relapsed or refractory mantle cell lymphoma (MCL) (both those who were bortezomib-naïve and bortezomib-exposed) the investigational oral agent ibrutinib (PCI-32765) resulted in high and durable responses and was generally well tolerated. In the study, 111 patients received ibrutinib and 110 were evaluable for efficacy. The median follow-up time was 9.2 months, with a range of time to response to treatment of 1.4 to 16.4 months.

The results were presented by lead investigator Michael Wang, M.D., associate professor in the Department of Lymphoma and Myeloma at The University of Texas MD Anderson Cancer Center, at the 54th Annual Meeting of the American Society of Hematology (ASH) in Atlanta, Ga. The study showed an overall response rate (ORR) of 68 percent, including a complete response (CR) of 22 percent and a partial response (PR) of 46 percent with a median progression free survival (PFS) estimated at 13.9 months. Results were similar between the bortezomib-naïve and bortezomib-exposed patients.

Long-term follow-up of the initial 51 patients enrolled in this study that were presented last year at ASH 2011 shows there was an incremental improvement in the response rate over time. The ORR increased for this patient subset from 69 percent in 2011 to an ORR of 75 percent in 2012, with the CR increasing from 16 percent to 39 percent over the same period.

“Now with a larger number of patients studied, we see the overall response rate remains durable and the safety profile continues to appear manageable,” said Dr. Wang. “In addition, what is particularly encouraging is that with longer follow-up there is an incremental increase in the number of patients who achieve complete response.”

Relapsed MCL means the disease has returned after an initial partial or total remission. Refractory MCL refers to cancer that does not respond to current treatment.

Safety data were available for 111 patients in the trial. Patients treated with ibrutinib experienced treatment-emergent adverse events (AEs) that were consistent with previously reported data. Treatment-emergent AEs were mainly grade 1 or 2. Treatment-emergent AEs of all grades occurring in 20 percent or more patients were diarrhea, fatigue, nausea, upper respiratory tract infection and dyspnea (shortness of breath). Pneumonia was the only grade 3 or higher treatment-emergent AE occurring in 5 percent or more patients.

“These results are encouraging because they suggest ibrutinib provided a durable response in the treatment of mantle cell lymphoma in this Phase 2 study,” said Bob Duggan, CEO and Chairman of the Board of Directors of Pharmacyclics. “Pharmacyclics’ overall mission is to improve the quality and duration of life for oncology patients.”

Study Details
PCYC-1104-CA is an international, multicenter, open-label, Phase 2 single-agent study that treated 111 relapsed or refractory patients (63 bortezomib-naïve and 48 bortezomib-exposed) with oral ibrutinib 560 mg daily for continuous dosing until disease progression. The primary endpoint of the study is ORR. Duration of response and safety evaluation are important secondary endpoints.

About Mantle Cell Lymphoma
MCL is an aggressive type of B-cell non-Hodgkin lymphoma (NHL) that usually occurs in middle-aged or older adults. The disease typically begins in the lymph nodes but can spread to other tissues, such as bone marrow and liver. In the United States, there are approximately 70,130 new cases of NHL and 4,600 new cases of MCL each year.

About Ibrutinib
Ibrutinib was designed to specifically target and selectively inhibit an enzyme called Bruton’s tyrosine kinase (BTK). BTK is a key mediator of at least three critical B-cell pro-survival mechanisms occurring in parallel – regulating B-cell apoptosis, cell adhesion, and lymphocyte migration and homing. Data are consistent with a mechanistic model whereby ibrutinib blocks BCR signaling, which drives cells into apoptosis and/or disrupts cell migration and adherence to tumor-protective microenvironments.

The effectiveness of ibrutinib alone or in combination with other treatments is being studied in several B-cell malignancies, including chronic lymphocytic leukemia/small lymphocytic lymphoma, relapsed/refractory mantle cell lymphoma, diffuse large B-cell lymphoma, follicular lymphoma and multiple myeloma. A comprehensive late stage phase 2 and 3 program is under way.

Conference Call and Webcast Details
Pharmacyclics will be holding a conference call on Wednesday, December 12, 2012 at 8:30 AM ET. To participate in the conference call, please dial 1-877-407-0778 for domestic callers and 1-201-689-8565 for international callers. To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast will be available for 30 days on the Investor Relations section of the company’s website at www.pharmacyclics.com.

About the Pharmacyclics and Janssen Collaboration
Pharmacyclics and Janssen Biotech, Inc. entered into a worldwide collaboration on December 8, 2011, to develop and commercialize ibrutinib. Following regulatory approval, Pharmacyclics and Janssen will co-commercialize ibrutinib. Each company will lead development for specific indications as stipulated in a global development plan.

About Pharmacyclics
Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "should", "would", "project", "plan", "predict", "intend" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Contact:
Ramses Erdtmann
Vice President, Investor Relations and Finance
Phone: 408-215-3325

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